Exhibit 9.1

January 29, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Gin & Luck, Inc. Form 1-U

We have read the statements made by Gin & Luck, Inc. (a copy of which is attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4(a) of Form 1-U, as part of Gin & Luck, Inc.’s Form 1-U dated January 29, 2026. We agree with the statements concerning our firm included in such Form 1-U.

With respect to all other matters, we have no basis to agree or disagree with the statements made therein.

Very truly yours,

SetApart Accountancy Corp.

Calabasas, California